Exhibit 99.1

Civitas Solutions Reports Fiscal 2018 Fourth Quarter and Full Year Financial Results

BOSTON, MA, December 13, 2018 - Civitas Solutions, Inc. (NYSE: CIVI) today reported financial results for the fiscal fourth quarter and full year ended September 30, 2018.

Fourth Quarter and Full Year Fiscal 2018 At A Glance

•	Fourth quarter net revenue increased 7.7% to $409.5 million

•	Fourth quarter net loss was $1.6 million, compared to net loss of $10.7 million in the fourth quarter of fiscal 2017

•	Fourth quarter Adjusted EBITDA was $43.5 million, a decrease of 0.2% compared to the fourth quarter of fiscal 2017

•	Fiscal 2018 net revenue increased 8.7% to $1,602.2 million

•	Fiscal 2018 net income was $14.9 million, compared to $6.3 million in fiscal 2017

•	Fiscal 2018 Adjusted EBITDA was $173.8 million, an increase of 6.6% compared to fiscal 2017

•	Two acquisitions were completed during the fourth quarter, bringing the fiscal 2018 total to eleven acquisitions with total annual revenues of $70 million.

“We are pleased with our fiscal 2018 results and, especially, the momentum generated during the back half of the year,” stated
Bruce Nardella, president and chief executive officer. “While we continue to operate in a challenging labor environment, throughout fiscal 2018 management took important actions to stabilize labor costs, strengthen our business and generate efficiencies across the company. We remained very active with M&A, acquiring 11 companies with total annual revenues of approximately $70 million.  At the same time, we initiated 50 new start projects to drive organic growth, and achieved volume and average rate growth across all four operating divisions.

“As we enter fiscal 2019, the fundamentals underpinning our business remain very strong,” Nardella added. “We are well positioned to continue to execute our long-term growth strategy and fulfill our mission through the expansion of high-quality, cost-effective services. In doing so, I am confident we can create value for our shareholders.”

Fourth Quarter Fiscal 2018 Financial Results

GAAP Results

Net revenue for the fourth quarter of fiscal 2018 was $409.5 million, an increase of $29.1 million, or 7.7%, over net revenue for the same period of the prior year. Net revenue increased $23.1 million from acquisitions that closed during and after the fourth quarter of the prior year and $6.0 million from organic growth.

Net revenue consisted of:

•	Community Support Services(1) ("CSS") net revenue of $261.3 million, an increase of 5.4% compared to the fourth quarter of fiscal 2017.

•	Specialty Rehabilitation Services ("SRS") net revenue of $91.9 million, an increase of 14.5% compared to the fourth quarter of fiscal 2017.

•	Children & Family Services(1) ("CFS") net revenue of $36.9 million, an increase of 5.7% compared to the fourth quarter of fiscal 2017.

•	Adult Day Health ("ADH") services net revenue of $19.4 million, an increase of 12.0% compared to the fourth quarter of fiscal 2017.

Income from operations for the fourth quarter of fiscal 2018 was $10.5 million, or 2.6% of net revenue, compared to a loss from operations of $11.1 million, or 2.9% of net revenue, for the fourth quarter of the prior year. The improvement in our operating results was primarily due to $31.0 million of goodwill and intangible asset impairment charges that were recorded during the fourth quarter of the prior year. In addition, our operating margin for the fourth quarter of fiscal 2018 increased as a result of lower general and administrative expenses as a percentage of net revenue compared to the fourth quarter of the prior year. The improvement in our operating margin was partially offset by higher direct occupancy costs and other direct costs as a percentage of net revenue. The increase in occupancy costs was primarily due to $5.1 million of lease termination costs associated with program closures and higher levels of open occupancy within our waiver group homes. These closures were identified through a comprehensive, top-to-bottom review of each program's performance across all of our operating divisions that began in the second quarter of fiscal 2018. This review, which was completed during the fourth quarter, resulted in 58 program closures during fiscal 2018, of which 19 programs were closed in the fourth quarter. The increase in other direct costs

(1) As of October 1, 2018, Community Support Services and Children & Family Services are new names for the operating divisions formerly referred to as Intellectual and Developmental Disabilities ("I/DD") and At-Risk Youth ("ARY") respectively. There were no changes to the composition of the operating divisions as a result of these name changes.

was primarily due to higher professional and general liability expense as a result of unfavorable claims experience compared to the fourth quarter of fiscal 2017.

Net loss for the fourth quarter of fiscal 2018 was $1.6 million compared to net loss of $10.7 million for the same period of the prior year. The decrease in our net loss compared to the fourth quarter of fiscal 2017 was primarily due to the increase in income from operations described above.

Basic and diluted net loss per common share was $(0.04) for the fourth quarter of fiscal 2018, compared to basic and diluted net loss of $(0.29) for the same period of the prior year.

Non-GAAP Results

Adjusted EBITDA for the fourth quarter of fiscal 2018 was $43.5 million, or 10.6% of net revenue, compared to Adjusted EBITDA of $43.6 million, or 11.5% of net revenue, for the fourth quarter of the prior year. The decrease in our Adjusted EBITDA margin compared to the fourth quarter of the prior year was attributable to the operating factors described above except that Adjusted EBITDA for the fourth quarter of fiscal 2018 excluded lease termination and severance costs related to the program closures of $5.2 million and Adjusted EBITDA for the fourth quarter of fiscal 2017 excluded the $31.0 million of goodwill and intangible asset impairment charges described above.

Year-to-Date Fiscal 2018 Financial Results

Net revenue for the year ended September 30, 2018 was $1,602.2 million, an increase of $127.7 million, or 8.7%, over net revenue for the same period of the prior year. Net revenue increased $105.0 million from acquisitions that closed during and after the year ended September 30, 2017 and $22.7 million from organic growth.

Net revenue consisted of:

•	CSS net revenue of $1,025.6 million, an increase of 6.1% compared to the year ended September 30, 2017.

•	SRS net revenue of $356.3 million, an increase of 15.1% compared to the year ended September 30, 2017.

•	CFS net revenue of $147.7 million, an increase of 4.2% compared to the year ended September, 2017.

•	ADH services net revenue of $72.6 million, an increase of 29.3% compared to the year ended September 30, 2017.

Income from operations for the year ended September 30, 2018 was $54.4 million, or 3.4% of net revenue, compared to $40.9 million, or 2.8% of net revenue, for the year ended September 30, 2017. The increase in our operating margin was primarily due to the $31.0 million goodwill and intangible asset impairment recorded in the prior year and a decrease in general and administrative expenses as a percentage of net revenue due to cost containment efforts and efficiencies gained from our project to optimize the Company's cost structure. The improvement in our operating margin was partially offset by an increase in direct occupancy costs due to $10.0 million of lease termination costs associated with the program closures and higher levels of open occupancy within our waiver group homes compared to the prior year. In addition, our operating margin was negatively impacted by $6.1 million of accelerated amortization related to intangible assets associated with the program closures.

Net income for the year ended September 30, 2018 was $14.9 million compared to $6.3 million for the same period of the prior year. In addition to the factors impacting income from operations described above, net income for the year ended September 30, 2018 included an additional $3.5 million of interest expense as a result of the $75.0 million incremental term loan that was used to fund the Mentis Neuro Rehabilitation, LLC ("Mentis") acquisition and a $4.9 million tax benefit that was recorded in connection with revaluing of the Company’s deferred tax liabilities as a result of the lower corporate tax rate established by the Tax Cuts and Jobs Act (the “Tax Act”) enacted in the first quarter of fiscal 2018.

Basic and diluted net income per common share was $0.40 for the year ended September 30, 2018, compared to basic and diluted net income per common share of $0.17 for the same period of the prior year.

Non-GAAP Results

Adjusted EBITDA for the year ended September 30, 2018 was $173.8 million, or 10.8% of net revenue, compared to Adjusted EBITDA of $163.0 million, or 11.1% of net revenue, in the prior year. The decrease in Adjusted EBITDA margin compared to the year ended September 30, 2017 was due to the factors impacting income from operations described above except that

Adjusted EBITDA for the year ended September 30, 2018 excluded $10.7 million of lease termination and severance costs and $6.1 million of accelerated amortization expense associated with the program closures, and Adjusted EBITDA for the year ended September 30, 2017 excluded the $31.0 million goodwill and intangible asset impairment charge described above.

Adjusted net income per diluted common share was $1.71 for the year ended September 30, 2018 compared to $1.87 for the prior year.

Stock Repurchase Program

On February 8, 2018, we announced that our Board of Directors approved a stock repurchase program under which we were authorized to repurchase up to $25.0 million of the Company’s outstanding common stock from time to time in the open market, through negotiated transactions or otherwise (including, without limitation, the use of Rule 10b5-1 plans). We conducted any open market stock repurchase activities in compliance with the safe harbor provisions of Rule 10b-18 of the Exchange Act. During fiscal 2018, we repurchased 1,470,785 shares for $21.6 million under the program, which we executed entirely through a 10b5-1 plan. The stock repurchase program expired on August 12, 2018, and we do not have authorization to repurchase any additional common stock under the program.

Fiscal 2019 Outlook and Guidance

For fiscal year 2019, we expect net revenue to be between $1.66 billion and $1.71 billion and Adjusted EBITDA to be between $179 million and $184 million.

A reconciliation of the low-end and high-end of our current Adjusted EBITDA guidance to net income is as follows:

	Fiscal Year Ending September 30, 2019
(In millions)	Low-end	High-end
Net income	$28	$32
Provision for (benefit from) income taxes	11	12
Interest expense, net	39	39
Depreciation and amortization	92	92
Stock-based compensation	9	9
Adjusted EBITDA	$179	$184

Modeling guidelines for the current fiscal year are as follows:

Average basic and diluted shares outstanding for the year: 36.5 million
Capital expenditures: 3.1% of net revenue
Annual tax rate: 27%

Net income as presented in the reconciliation of Adjusted EBITDA guidance to net income may be further impacted by future non-operating charges that would impact net income without affecting Adjusted EBITDA.

Conference Call
This afternoon, Thursday, December 13, 2018, Civitas Solutions management will host a conference call at 5:00 pm (Eastern Time) to discuss the fiscal 2018 fourth quarter and fiscal year end operating results.

Conference Call Dial-in #:
Domestic U.S. Toll Free:        877-255-4315
International:            412-317-5467

Replay Details (available 1 hour after conclusion of the conference call through 12/20/18):
Domestic U.S. Toll Free:         877-344-7529
International:             412-317-0088
Canada Toll Free:            855-669-9658
Replay Access Code:         10126775

A live webcast of the conference call will be available via the investor relations section of the Company’s website: www.civitas-solutions.com. Following the call, an archived replay of the webcast will be available on this website through March 13, 2019.

Non-GAAP Financial Information

This earnings release includes a discussion of Adjusted EBITDA, Adjusted net income per diluted common share and net debt, which are non-GAAP financial measures. Adjusted EBITDA is presented because it is an important measure used by management to assess financial performance, and management believes it provides a more transparent view of the Company’s underlying operating performance and operating trends. In addition, the Company believes this measurement is important because securities analysts, investors and lenders use this measurement to compare the Company’s performance to other companies in our industry. Adjusted net income per diluted share is presented to exclude non-recurring costs and other expenses incurred in connection with acquisitions that are not reflective of the Company's continuing operating performance. Net debt is presented because it is useful for lenders, securities analysts and investors in determining the Company's net debt leverage ratio.

The non-GAAP financial measures are not determined in accordance with GAAP and should not be considered in isolation or as alternatives to net income, net income per diluted share or total debt or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. Similarly, Adjusted net income per diluted share should not be considered a measure of cash flow per common share but rather a performance metric that presents our operating performance taking into account certain of the same adjustments in Adjusted EBITDA and does so on a per share basis. While we and other companies in our industry frequently use Adjusted EBITDA and Adjusted net income per diluted share as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. All non-GAAP financial measures should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Financial Measures” on pages 9-11 of this press release.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements, including our guidance, outlook and statements about our expectations for future financial performance. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance, our growth, and effects of the Tax Act on the Company, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to: reductions or changes in Medicaid or other funding; changes in budgetary priorities by federal, state and local governments; substantial claims, litigation and governmental proceedings; reductions in reimbursement rates or changes in policies or payment practices by the Company’s payors; increases in labor costs; matters involving employees that may expose the Company to potential liability; the Company’s substantial amount of debt; the Company’s ability to comply with billing and collection rules and regulations; changes in economic conditions; increases in insurance costs; increases in workers compensation-related liability; the Company’s ability to maintain relationships with government agencies and advocacy groups; negative publicity; the Company’s ability to maintain existing service contracts and licenses; the Company’s ability to implement its growth strategies successfully; the Company’s financial performance; and other factors described in “Risk Factors” in Civitas’ Form 10-K. Words such as “anticipates”, “believes”, “continues”, "positions", “estimates”, “expects”, “goal”, "aspiration", “objectives”, “intends”, “may”, “hope”, “opportunity”, “plans”, “potential”, “near-term”, “long-term”, “projections”, “assumptions”, “projects”, “guidance”, “forecasts”, “outlook”, “target”, “trends”, “should”, “could”, “would”, “will” and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Select Financial Highlights
($ in thousands, except share and per share data)
(unaudited)
	Three Months Ended		Year Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net revenue	$409,485	$380,372	$1,602,202	$1,474,510
Cost of revenue (exclusive of depreciation expense shown below)	331,805	298,536	1,280,608	1,160,528
Operating expenses:
General and administrative	43,234	42,384	171,803	166,376
Goodwill and intangible asset impairment	—	31,002	—	31,002
Depreciation and amortization	23,912	19,567	95,421	75,713
Total operating expenses	67,146	92,953	267,224	273,091
Income (loss) from operations	10,534	(11,117)	54,370	40,891
Other income (expense):
Other income (expense), net	(400)	(52)	(1,296)	710
Interest expense	(9,977)	(8,289)	(38,792)	(33,406)
Income (loss) before income taxes	157	(19,458)	14,282	8,195
Provision (benefit) for income taxes	1,762	(8,770)	(604)	1,864
Net income (loss)	$(1,605)	$(10,688)	$14,886	$6,331

Income (loss) per common share, basic and diluted	$(0.04)	$(0.29)	$0.40	$0.17

Weighted average number of common shares outstanding, basic	36,140,939	37,374,695	36,811,208	37,302,941
Weighted average number of common shares outstanding, diluted	36,140,939	37,374,695	36,945,408	37,466,325

Additional financial data:
Program rent expense	$22,750	$16,209	$79,762	$60,529

Selected Balance Sheet and Cash Flow Highlights
($ in thousands)
(unaudited)

	As of
	September 30, 2018	September 30, 2017
Cash and cash equivalents	$8,168	$7,297
Working capital (a)	$39,786	$30,740
Total assets	$1,127,192	$1,049,382
Total debt (b)	$711,753	$637,488
Net debt (c)	$653,585	$580,191
Stockholders' equity	$166,734	$162,917

	Year Ended September 30,
	2018	2017
Cash flows provided by (used in):
Operating activities	$106,671	$96,920
Investing activities (d)	$(149,189)	$(125,654)
Financing activities (e)	$43,389	$(14,652)
Purchases of property and equipment	$(51,041)	$(46,649)
Acquisition of businesses, net of cash acquired	$(100,129)	$(82,091)

(a)	Calculated as current assets minus current liabilities.

(b)	Total debt includes obligations under capital leases and excludes deferred financing costs and original issue discount on the term loan.

(c)
Represents net debt as defined in our senior credit agreement (total debt, net of cash and cash equivalents and restricted cash). See Reconciliation of Non-GAAP Financial Measures for a reconciliation of total debt to net debt.

(d)	Cash used in investing activities during the year ended September 30, 2018 includes $74.7 million paid for the acquisition of Mentis.

(e)	Cash provided by financing activities for the year ended September 30, 2018 includes an incremental term loan of $75.0 million, the net proceeds of which were used for the acquisition of Mentis.

Reconciliation of Non-GAAP Financial Measures
(Amounts in thousands except per share data)
(unaudited)
	Three Months Ended September 30,		Year Ended September 30,

Reconciliation of Net Income (Loss) to Adjusted EBITDA:	2018	2017	2018	2017
Net income (loss)	$(1,605)	$(10,688)	$14,886	$6,331
Provision (benefit) for income taxes	1,762	(8,770)	(604)	1,864
Interest expense, net	10,221	8,286	38,788	33,397
Depreciation and amortization	23,912	19,567	95,421	75,713
Adjustments:
Stock-based compensation (a)	1,815	1,845	7,607	8,441
Contingent consideration adjustment (b)	—	—	—	194
Goodwill and intangible asset impairment (c)	—	31,002	—	31,002
Expense reduction project costs (d)	1,687	1,185	4,395	3,879
Exit costs (e)	5,292	—	11,883	—
Acquisition-related transaction costs (f)	412	1,153	1,403	2,216
Adjusted EBITDA	$43,496	$43,580	$173,779	$163,037

	Three Months Ended September 30,		Year Ended September 30,
Reconciliation of Net Income (Loss) per Diluted Share to Adjusted Net Income per Diluted Share:
	2018	2017	2018	2017
Net income (loss) per diluted share	$(0.04)	$(0.29)	$0.40	$0.17
Adjustments:
Stock-based compensation (a)	0.05	0.05	0.21	0.23
Contingent consideration adjustment (b)	—	—	—	0.01
Goodwill and intangible asset impairment (c)	—	0.83	—	0.82
Expense reduction project costs (d)	0.05	0.03	0.12	0.1
Exit costs(e)	0.15	—	0.32	—
Acquisition-related transaction costs (f)	0.01	0.03	0.04	0.06
Intangible asset amortization expense(g)	0.31	0.25	1.37	0.98
Impact of non-cash discrete tax benefit (h)	0.05	—	(0.13)	—
Income tax effect of adjustments to net income (loss) per diluted common share (i)	(0.16)	(0.11)	(0.62)	(0.50)
Adjusted net income per diluted common share	$0.42	$0.79	$1.71	$1.87

(a)	Represents non-cash stock-based compensation expense.

(b)	Represents the fair value adjustment associated with acquisition related contingent consideration liabilities.

(c)	Represents the non-cash goodwill and intangible asset impairment charges related to the ADH reporting unit.

(d)	Represents consulting, severance and other costs incurred in connection with the Company's project to optimize business operations and reduce company-wide expenses.

(e)
Represents lease termination costs, severance expense and losses on fixed asset disposals relating to the program closures described above. For the three months ended September 30, 2018, expenses include $5.1 million for lease termination costs, $0.1 million for severance costs, and $0.1 million of non-cash losses on the disposition of fixed assets. For the year ended September 30, 2018, expenses include $10.0 million for lease termination costs, $0.7 million for severance costs, and $1.2 million of non-cash losses on the disposition of fixed assets.

(f)
Represents external transaction costs incurred by the Company for acquisitions. Beginning in the first quarter of fiscal 2018, the Company has excluded these costs in its calculation of Adjusted EBITDA and Adjusted net income per diluted common share. The Company believes that excluding these costs will provide the Company and its investors with a more transparent view of the Company's underlying operating performance because these expenses can vary significantly from quarter to quarter and the timing is difficult to predict. Prior period Adjusted EBITDA has been recast to conform to this presentation.

(g)
Represents amortization expense on intangible assets acquired in business combinations. For the three and twelve months ended September 30, 2018, this includes $0.1 million and $6.1 million, respectively, of accelerated amortization related to definite-lived intangible assets associated with the program closures described above.

(h)
Represents the non-cash provision of $1.8 million and benefit of $4.9 million recorded during the three and twelve months ended September 30, 2018, respectively, related to the remeasurement of the Company's net deferred tax liabilities at the newly enacted federal tax rate.

(i)	The income tax effect was calculated using a tax rate of approximately 30% for the three and twelve months ended September 30, 2018 and 23% for the three and twelve months ended September 30, 2017.

Reconciliation of Non-GAAP Financial Measures (continued)
(Amounts in thousands)
(unaudited)

A reconciliation of reported debt to net debt is as follows:

	As of
	September 30, 2018	September 30, 2017
Reported Debt(1)	$707,136	$631,465
Original issue discount on term loan, net of accumulated amortization	1,020	901
Deferred financing costs, net of accumulated amortization	3,597	5,122
Total debt	711,753	637,488
Cash and cash equivalents	8,168	7,297
Restricted cash	50,000	50,000
Net debt	$653,585	$580,191

(1) Reported debt includes obligations under capital leases.

About Civitas

Civitas Solutions, Inc. is the leading national provider of home- and community-based health and human services to must-serve individuals with intellectual, developmental, physical or behavioral disabilities and other special needs. Since our founding in 1980, we have evolved from a single residential program to a diversified national network offering an array of quality services in 36 states.

Contact

Civitas Solutions, Inc.
Dwight Robson, 617-790-4800
Chief Public Strategy and Marketing Officer
dwight.robson@civitas-solutions.com